SHARE EXCHANGE AGREEMENT

by and among

Sinary Bio-Technology Holdings Group, Inc. (“Sinary”)

and

the Stockholder of Sinary,

on the one hand;

and

Expedition Leasing, Inc. (“EXDG”),
a Florida corporation,

and

the Majority Stockholders of EXDG,

on the other hand

December 7, 2007

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of December 7, 2007 (this “Agreement”), is made and entered into by and among Weili Wang (the “Sinary Stockholder”), an individual and the sole shareholder of Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (“Sinary”), on the one hand; and Expedition Leasing, Inc., a publicly traded Florida corporation (OTCBB: EXDG) (“EXDG”), and the shareholders of EXDG listed on Signature Page for EXDG Stockholders that is attached hereto (the “EXDG Stockholders”), on the other hand. Sinary is a party to this agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, the Board of Directors of EXDG has adopted resolutions approving EXDG’s acquisition of shares of Sinary (the “Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, Sinary Stockholder owns 100%of the issued and outstanding capital stock of Sinary (the “Sinary Shares”), and the Sinary Stockholder desires to sell the Sinary Shares pursuant to the terms and conditions of this Agreement;

WHEREAS, the EXDG Stockholders holds an amount of shares of EXDG common stock which represents at least a majority of the issued and outstanding capital stock of EXDG;

WHEREAS, the EXDG Stockholders will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements;

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)  The Sinary Stockholder will sell, convey, assign, transfer and deliver to EXDG stock certificates representing the Sinary Shares, which shall constitute 100% of the issued and outstanding shares of Sinary.

(b)  As consideration for the acquisition of the Sinary Shares, EXDG will issue to the Sinary Stockholder, a stock certificate representing the number of shares of EXDG common stock set forth opposite such party’s name in Column II on Schedule 1.1(a) attached hereto (collectively, the “EXDG Shares”). The EXDG Shares issued shall equal approximately 98.00% of the outstanding shares of EXDG common stock at the time of Closing. For example, if there are 504,600 shares of EXDG common stock outstanding immediately prior to the Closing, then there shall be approximately 24,725,200 shares of EXDG common stock issued to the Sinary Stockholder at Closing.

(c)  EXDG Stockholders shall cause an aggregate 24,725,200 shares of EXDG common stock held by them to be cancelled pursuant to Section 6.6 hereof.

(d)  Sinary shall cause USD $650,000 to be delivered via wire transfer to an account specified by EXDG to pay all the outstanding obligations of EXDG and to purchase shares of EXDG common stock at the time of Closing.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place as soon as practicable upon signing of this Agreement, and prior to December 15, 2007, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Sinary Stockholder, Sinary, EXDG Stockholders and/or EXDG will take all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SINARY

Sinary hereby represents and warrants to EXDG and the EXDG Stockholders as follows:

2.1  Organization. Sinary has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2  Capitalization. The authorized capital stock of Sinary consists of 50,000 shares of common stock, $1.00 par value per share, of which at the Closing, no more than 100 shares shall be issued and outstanding. All of the issued and outstanding shares of capital stock of Sinary, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Sinary’s capital stock.

2.3  Certain Corporate Matters. Sinary is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Sinary’s financial condition, results of operations or business. Sinary has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4  Authority Relative to this Agreement. Sinary has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Sinary and the consummation by Sinary of the transactions contemplated hereby have been duly authorized by the Board of Directors of Sinary and no other actions on the part of Sinary are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sinary and constitutes a valid and binding agreement of Sinary, enforceable against Sinary in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Sinary of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Sinary nor the consummation by Sinary of the transactions contemplated hereby, nor compliance by Sinary with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Sinary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Sinary is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sinary, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to EXDG taken as a whole.

2.6  Books and Records. The books and records of Sinary delivered to EXDG prior to the Closing fully and fairly reflect the transactions to which Sinary is a party or by which it or its properties are bound and there shall be no material difference between the unaudited financials of Sinary given to EXDG and the actual reviewed US GAAP results of Sinary for the nine month period ended September 30, 2007.

2.7  Intellectual Property. Sinary has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Sinary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.8  Litigation. Sinary is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Sinary. Sinary is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Sinary, and Sinary knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Sinary or to which Sinary is a party.

2.9  Legal Compliance. To the best knowledge of Sinary, after due investigation, no claim has been filed against Sinary alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Sinary hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.10 Contracts. Sinary has delivered to EXDG copies of each and every:

(a)  Contract or series of related contracts with the following Chinese companies:

(i)  Heilongjiang Weikang Bio-Technology Group Co., Ltd.

(b)   material agreements of Sinary not made in the ordinary course of business.

All of the foregoing are referred to as the “Contracts.” The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Sinary or the other parties thereto. No notice of default or similar notice has been given or received by Sinary under any of such contracts.

2.11  Disclosure. The representations and warranties and statements of fact made by Sinary in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE SINARY STOCKHOLDER

The Sinary Stockholder hereby represents and warrants to EXDG as follows:

3.1 Ownership of the Sinary Shares. Sinary Stockholder owns, beneficially and of record, good and marketable title to the 100% of the Sinary Shares, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or Stockholders’ agreements. The Sinary Stockholder represents that such person has no right or claims whatsoever to any shares of Sinary capital stock, other than the Sinary Shares that Sinary Stockholder owns and Sinary Stockholder does not have any options, warrants or any other instruments entitling Sinary Stockholder to exercise to purchase or convert into shares of Sinary capital stock. At the Closing, Sinary Stockholder will convey to EXDG good and marketable title to the Sinary Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2  Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by Sinary Stockholder and constitutes a valid and binding agreement of Sinary Stockholder, enforceable against Sinary Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Restricted Securities. Sinary Stockholder acknowledges that the EXDG Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the EXDG Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the EXDG Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, Sinary Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4 Accredited Investor. Sinary Stockholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Sinary Stockholder is able to bear the economic risk of acquiring the EXDG Shares pursuant to the terms of this Agreement, including a complete loss of Sinary Stockholder’s investment in the EXDG Shares.

3.5 Legend. Sinary Stockholder acknowledges that the certificate(s) representing the EXDG Shares to be transferred to Sinary Stockholder shall conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
EXDG AND THE EXDG STOCKHOLDERS

EXDG and the EXDG Stockholders hereby represent and warrant, jointly and severally, to Sinary and Sinary Stockholder as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1  Organization. EXDG is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2  Capitalization. EXDG’s authorized capital stock consists of 150,000,000 shares of capital stock, 100,000,000 of which are designated as Common Stock, $.00001 par value per share and 50,000,000 of which are designated as Preferred Stock, $.01 par value per share, of which 25,229,800 shares of Common Stock and no shares of Preferred Stock are and shall be issued and outstanding immediately prior to the Closing. When issued, the EXDG Shares and the securities into which the EXDG Shares can be converted into will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which EXDG is a party or which are binding upon EXDG providing for the issuance by EXDG or transfer by EXDG of additional shares of EXDG’s capital stock and EXDG has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of EXDG. There are no voting trusts or any other agreements or understandings with respect to the voting of EXDG’s capital stock. There are no obligations of EXDG to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing.

4.3  Certain Corporate Matters. EXDG is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of such properties or nature of such business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. EXDG has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. EXDG has delivered to Sinary true, accurate and complete copies of its certificate or articles of incorporation and bylaws of EXDG, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the Stockholders and Board of Directors of EXDG are complete and correct in all material respects. The stock records of EXDG and the Stockholder lists of EXDG that EXDG has previously furnished to Sinary are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of EXDG’s capital stock and any other outstanding securities issued by EXDG. EXDG is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect. EXDG is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4  Authority Relative to this Agreement. Each of EXDG and the EXDG Stockholders has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by EXDG and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of EXDG, and no other actions on the part of EXDG are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EXDG and the EXDG Stockholders and constitutes a valid and binding obligation of EXDG and each of the EXDG Stockholders, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by EXDG of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by EXDG nor the consummation by EXDG of the transactions contemplated hereby, nor compliance by EXDG with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of EXDG, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which EXDG is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EXDG, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to EXDG taken as a whole.

4.6 SEC Documents. EXDG hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (a) Registration Statements on Form SB-2 on June 30, 2006, and all amendments thereto; (b) Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2006, and any amendments thereto; and (c) Quarterly Reports on Form 10-QSB for the periods ended March 31, 2007, June 30, 2007, and September 30, 2007, and any amendments thereto. The SEC Documents constitute all of the documents and reports that EXDG was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC since the effectiveness of any and all registration statements of EXDG on Form SB-2. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of Closing, except as set forth in the disclosure schedule attached hereto, none of EXDG’s filings with the SEC are under review or are the subject of issued comments under letters from the SEC which have not been resolved. The consolidated financial statements of EXDG included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of EXDG as of the dates thereof and its consolidated statements of operations, Stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on EXDG, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of EXDG as of December 31, 2006, including the notes thereto, EXDG has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

4.7 Financial Statements.

(a) Included in the SEC Documents are the audited consolidated balance sheet of EXDG as of December 31, 2006 and 2005, and the related statement of operations, Stockholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Pender Newkirk & Company LLP (“Pender”), independent auditors (collectively, “EXDG’s Audited Financials”).

(b) Included in the SEC Documents are the unaudited consolidated balance sheet of EXDG as at September 30, 2007, and the related statement of operations, Stockholders’ equity and cash flows for the nine months then ended, as reviewed by Pender (“EXDG’s Interim Financials”).

(c) EXDG’s Audited Financials and EXDG’s Interim Financials (collectively “EXDG’s Financial Statements”) are (i) in accordance with the books and records of EXDG, (ii) correct and complete, (iii) fairly present the financial position and results of operations of EXDG as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on EXDG, its business, financial condition or results of operations.

4.8  Events Subsequent to Financial Statements. Except as disclosed in Schedule 4.8, since the filing of EXDG’s Form 10-QSB for the quarter ended September 30, 2007, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of EXDG;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of EXDG;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of EXDG or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of EXDG;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by EXDG;

(f)  Any waiver or release by EXDG of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of EXDG;

(h)  Any change made or authorized in the Articles of Incorporation or Bylaws of EXDG;

(i)  Any loan to or other transaction with any officer, director or Stockholder of EXDG giving rise to any claim or right of EXDG against any such person or of such person against EXDG; or

(j)  Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of EXDG.

4.9 Liabilities. Except as otherwise disclosed in EXDG’s Financial Statements or to be paid pursuant to the $650,000 payment set forth in Section 1.1(d) hereinabove as listed on Schedule 4.9 attached hereto, EXDG has no liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, EXDG and the EXDG Stockholders represent that upon Closing, EXDG will not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.10  Tax Matters. Except as disclosed in Schedule 4.10:

(a)  EXDG has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  EXDG has paid, or adequately reserved against in EXDG’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)  To the best knowledge of EXDG, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of EXDG’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from EXDG; and

  For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in EXDG’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.11  Real Property. EXDG does not own or lease any real property.

4.12  Books and Records. The books and records of EXDG delivered to Sinary Stockholder prior to the Closing fully and fairly reflect the transactions to which EXDG is a party or by which they or their properties are bound.

4.13  Questionable Payments. EXDG, nor any employee, agent or representative of EXDG has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from EXDG’s funds to governmental officials for improper purposes or made any illegal payments from EXDG’s funds to obtain or retain business.

4.14  Intellectual Property. EXDG does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. EXDG and the EXDG Stockholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of EXDG infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.15  Insurance. EXDG has no insurance policies in effect.

4.16  Contracts. Except as set forth on Schedule 4.16, EXDG has no material contracts, leases, arrangements or commitments (whether oral or written). EXDG is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.17  Litigation. EXDG is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against EXDG. EXDG is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of EXDG, and EXDG knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting EXDG or to which EXDG is a party.

4.18  Employees. EXDG has no employees. EXDG owes no compensation of any kind, deferred or otherwise, to any current or previous employees. EXDG has no written or oral employment agreement with any officer or director of EXDG. EXDG is not a party to or bound by any collective bargaining agreement. Except as set forth on Schedule 4.18, there are no loans or other obligations payable or owing by EXDG to any Stockholder, officer, director or employee of EXDG, nor are there any loans or debts payable or owing by any of such persons to EXDG or any guarantees by EXDG of any loan or obligation of any nature to which any such person is a party.

4.19  Employee Benefit Plans. EXDG does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by EXDG.

4.20  Legal Compliance. To the best knowledge of EXDG, after due investigation, no claim has been filed against EXDG alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. EXDG hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.21 Subsidiaries and Investments. EXDG neither owns any capital stock, has any interest of any kind nor has any agreement or commitment to purchase any interest, whatsoever in any corporation, partnership, or other form of business organization.

4.22  Broker’s Fees. Neither EXDG, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.23 Internal Accounting Controls. EXDG maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. EXDG has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for EXDG and designed such disclosure controls and procedures to ensure that material information relating to EXDG is made known to the certifying officers by others within those entities, particularly during the period in which the EXDG’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. EXDG’s certifying officers have evaluated the effectiveness of EXDG’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended September 30, 2007 (such date, the “Evaluation Date”). EXDG presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in EXDG’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to EXDG’s knowledge, in other factors that could significantly affect EXDG’s internal controls.

4.24 Listing and Maintenance Requirements. EXDG’s common stock is currently quoted on the OTC Bulletin Board and EXDG has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which EXDG’s common stock is or has been listed or quoted to the effect that EXDG is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. EXDG is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.25 Application of Takeover Protections. EXDG and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under EXDG’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Sinary or the Sinary Stockholder as a result of the Acquisition or the exercise of any rights by Sinary or the Sinary Stockholder pursuant to this Agreement.

4.26 No SEC or NASD Inquiries. Neither EXDG nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

4.27 Restrictions on Business Activities. Except as disclosed on Schedule 4.27 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon EXDG or to which EXDG is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of EXDG, any acquisition of property by EXDG or the conduct of business by Sinary or EXDG as currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on EXDG.

4.28 Interested Party Transactions. Except as set forth in the Schedule 4.28 hereto or as reflected in the financial statements to be delivered hereunder, no employee, officer, director or shareholder of EXDG or a member of his or her immediate family is indebted to EXDG, nor are EXDG indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of EXDG, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 4.28, to the knowledge of EXDG, no employee, officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with EXDG (other than such contracts as relate to any such individual ownership of interests in or securities of EXDG).

4.29  Disclosure. The representations and warranties and statements of fact made by EXDG in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
INDEMNIFICATION

5.1 EXDG Stockholders Indemnification. For a period of one year after the Closing, the EXDG Stockholders (“Indemnifying Party”) agree to indemnify Sinary, the Sinary Stockholder and each of the officers, agents and directors of Sinary or the Sinary Stockholder (each an “Indemnified Party”) against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by EXDG and/or the EXDG Stockholders herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of EXDG prior to the Closing; or (B) the operations of EXDG prior to the Closing (the “EXDG Stockholders Indemnification”). During the period of the EXDG Stockholders Indemnification, if Sinary or the Sinary Stockholder shall become reasonably aware of any Claim covered by this Section 5.1, and while such Claim is unresolved, Sinary shall have the right to issue stop transfer instructions to its transfer agent with respect to the EXDG Shares held by the Indemnifying Party.

5.2 Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 5.

ARTICLE 6
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Sinary and EXDG as each party may request. In order that each party may have the full opportunity to do so, Sinary, EXDG, the Sinary Stockholder and the EXDG Stockholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Sinary or EXDG as each party or its representatives may reasonably request and cause Sinary or EXDG and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Sinary and the holders of a majority of voting stock of Sinary on the one hand and EXDG and the holders of a majority of voting stock of EXDG common stock on the other hand. Without the prior written consent of Sinary, the Sinary Stockholder, EXDG or the EXDG Stockholders except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6 Share Cancellation. Immediately prior to the Closing, the EXDG Stockholders shall each cause the cancellation of their EXDG Shares as set forth to the right of their names on the Signature Page for EXDG Stockholders that is attached hereto, and which in the aggregate shall total 24,725,200 shares of EXDG’s common stock. In connection with such share cancellation, each of the EXDG Stockholders agrees to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including original stock certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures.

6.7 Bylaws. If necessary, EXDG shall amend its Bylaws to permit the election and/or appointment of additional new directors to EXDG’s Board of Directors as set forth in Section 7.1(a) below.

6.8 Confidentiality; Access to Information.

(a) Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) Sinary will afford EXDG and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Sinary during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Sinary, as EXDG may reasonably request. No information or knowledge obtained by EXDG in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) EXDG will afford Sinary and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of EXDG during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of EXDG, as Sinary may reasonably request. No information or knowledge obtained by Sinary in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.9 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that EXDG will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act reasonably acceptable to Sinary to report the execution of this Agreement and that any party hereto may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.10 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Sinary, after the Closing Date, each EXDG Stockholder shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of EXDG occurring, reported or filed prior to the Closing, as may be necessary or required by EXDG for the preparation of the post-Closing Date reports that EXDG is required to file with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE 7
CONDITIONS TO CLOSING

7.1  Conditions to Obligations of Sinary and the Sinary Stockholder. The obligations of Sinary and the Sinary Stockholder under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, EXDG and/or the EXDG Stockholders shall have delivered or caused to be delivered to Sinary and the Sinary Stockholder the following:

(i)  resolutions duly adopted by the Board of Directors of EXDG authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(ii)  a certificate of good standing for EXDG from its jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)  written resignations of all officers of EXDG in office immediately prior to the Closing, effective on the Closing Date, written resignations of all directors of EXDG in office immediately prior to the Closing, effective ten days following the mailing of the notice on Schedule 14f-1 to EXDG’s stockholders in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 thereunder, and board resolutions electing the following individuals to the positions with EXDG listed opposite their names below:

Ying Wang Yanhua Liu	Chief Executive Officer and Chairman of the Board of Directors Chief Financial Officer and Secretary

(iv) stock certificate representing the EXDG Shares to be delivered pursuant to this Agreement registered in the name of the Sinary Stockholder;

(v)  this Agreement duly executed by EXDG and the EXDG Stockholders;

(vi) A duly executed waiver agreement by and between Mr. Jerry Keller (“Mr. Keller”) and the Company in which Mr. Keller agrees to the cancellation of all amounts owed by the Company to Mr. Keller as of the Closing including all accrued compensation owed to Mr. Keller for his services to the Company;

(vii) A duly executed waiver agreement by and between Mr. Edwin McGusty (“Mr. McGusty”) and the Company in which Mr. McGusty agrees to the cancellation of all amounts owed by the Company to Mr. McGusty as of the Closing including all accrued compensation owed to Mr. McGusty for his services to the Company;

(viii) A duly executed waiver agreement by and between Expedition Holdings, Inc. (the Company’s former wholly-owned subsidiary), Total M.I.S. (current 100% equity owner of Expedition Holdings, Inc.), and the Company in which Expedition Holdings, Inc. and Total M.I.S. agree to the cancellation of the $68,889 owed by the Company to Expedition Holdings, Inc. in connection with the Settlement Agreement entered into by and between Total M.I.S., Expedition Holdings, Inc. and the Company dated August 17, 2007;

(ix) all corporate records, agreements, seals and any other information reasonably requested by Sinary’s representatives with respect to EXDG; and

(x) such other documents as Sinary and/or the Sinary Stockholder may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of EXDG and the EXDG Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. EXDG and the EXDG Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Transfer of On-Going Business. All current assets of EXDG shall have been transferred to entities owned by certain EXDG Stockholders, in complete settlement of outstanding debt owed to such shareholders. EXDG and/or the EXDG Stockholders shall use the proceeds of the purchase price hereunder to settle all other outstanding debts, payables and liabilities of EXDG on or prior to the Closing Date, and such proceeds may be paid out of escrow on the Closing Date. EXDG shall have delivered documentary evidence of such transfer(s) and transactions reasonably satisfactory to Sinary.

(d) No Assets and Liabilities. At the Closing, EXDG shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, no material assets, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(e) SEC Filings. At the Closing, EXDG will be current in all SEC filings required by it to be filed.

(f) Outstanding Common Stock. EXDG shall have at least 100,000,000 shares of its common stock authorized and shall have no more than 504,600 shares of its common stock issued and outstanding after cancellation of 24,725,200 shares of EXDG common stock held by the EXDG Stockholders.

7.2 Conditions to Obligations of EXDG and the EXDG Stockholders. The obligations of EXDG and the EXDG Stockholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, Sinary and/or the Sinary Stockholder shall have delivered to EXDG the following:

(i)	this Agreement duly executed by Sinary and the Sinary Stockholder;

(ii)	resolutions duly adopted by the Board of Directors of Sinary authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(iii)	stock certificates representing the Sinary Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers;

(iv)	the $650,000 payment set forth in Section 1.1(d) hereinabove; and

(v)	such other documents as EXDG may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of Sinary and the Sinary Stockholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Sinary and the Sinary Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 8
SEC FILING; TERMINATION

8.1 At or prior to Closing, EXDG shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and EXDG shall file the 14f-1 Information Statement with the SEC and mail the same to each of EXDG’s shareholders of record. EXDG will use its best efforts to ensure that the Company’s current sole director, Mr. Jerry Keller, will remain as a director of the Company until the expiration of the 10-day period beginning on the date of the mailing of the 14f-1 Information Statement.

8.2 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of EXDG and Sinary;

(b) by either EXDG or Sinary if the Transaction shall not have been consummated for any reason by December 15, 2007; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either EXDG or Sinary if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(d) by Sinary, upon a material breach of any representation, warranty, covenant or agreement on the part of EXDG set forth in this Agreement, or if any representation or warranty of EXDG shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in EXDG’s representations and warranties or breach by EXDG is curable by EXDG prior to the Closing Date, then Sinary may not terminate this Agreement under this Section 8.2(d) for thirty (30) days after delivery of written notice from Sinary to EXDG of such breach, provided EXDG continues to exercise commercially reasonable efforts to cure such breach (it being understood that Sinary may not terminate this Agreement pursuant to this Section 8.2(d) if it shall have materially breached this Agreement or if such breach by EXDG is cured during such thirty (30)-day period); or

(e) by EXDG, upon a material breach of any representation, warranty, covenant or agreement on the part of Sinary or Sinary Stockholder set forth in this Agreement, or if any representation or warranty of Sinary or Sinary Stockholder shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Sinary’s or Sinary Stockholder’s representations and warranties or breach by Sinary or Sinary Stockholder is curable by Sinary or Sinary Stockholder prior to the Closing Date, then EXDG may not terminate this Agreement under this Section 8.2(e) for thirty (30) days after delivery of written notice from EXDG to Sinary and Sinary Stockholder of such breach, provided Sinary and Sinary Stockholder continue to exercise commercially reasonable efforts to cure such breach (it being understood that EXDG may not terminate this Agreement pursuant to this Section 8.2(e) if it shall have materially breached this Agreement or if such breach by Sinary or Sinary Stockholder is cured during such thirty (30)-day period).

8.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.2 above will be effective immediately upon (or, if the termination is pursuant to Section 8.2(d) or Section 8.2(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in this Section 8.2, Section 8.3 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9
GENERAL PROVISIONS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

9.7  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Sinary, EXDG, and holders of a majority of outstanding voting stock of Sinary and the holders of a majority of outstanding voting stock of EXDG; provided that, the consent of any Sinary or EXDG Stockholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such stockholder (other than by virtue of their ownership of Sinary or EXDG shares, as applicable).

9.9 Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

SINARY BIO-TECHNOLOGY HOLDINGS GROUP, INC.

By:
Weili Wang, President
Address: 4811 West Desert Inn Road Las Vegas, NV 89102 Tel: +(86) 451-88349001 Fax:+(86) 451-88355530

SIGNATURE PAGE OF SINARY STOCKHOLDER

SINARY’S SOLE STOCKHOLDER:

Weili Wang

Stockholder Address: 4811 West Desert Inn Road Las Vegas, NV 89102 Tel: +(86) 451-88349001 Fax: +(86) 451-88355530

SIGNATURE PAGE OF EXPEDITION LEASING, INC.

EXPEDITION:

EXPEDITION LEASING, INC.

By:
Name: Jerry Keller Title: President, Treasurer and Secretary

Address: 4218 West Linebaugh Avenue Tampa, FL 33624 Tel: (813) 885-5200 Fax: (813) 885-5911

SIGNATURE PAGE FOR EXDG STOCKHOLDERS:

EXDG Stockholders:

Name	EXDG Shares	Address	Signature
Amy Willis	800,000
Stacy Bagley	675,200
Chris Philips	1,000,000
Mario Scarpa	650,000
Jess G. Tucker	750,000
Natalie Collins	850,000
Edwin McGusty	20,000,000
TOTAL:	24,725,200

SCHEDULE 1.1(a):
Sinary Shareholder

Weili Wang	24,725,200 shares

SCHEDULE 4.6:
SEC Documents

None.

SCHEDULE 4.8:
Events Subsequent to Financial Statements

None.

SCHEDULE 4.9:
Liabilities to Be Paid Out of Closing Proceeds

Apogee Consultants, Inc. $20,000-Consultant
Pender, Newkirk & Co.  $30,800- Auditors

SCHEDULE 4.10:
Tax Matters

None.

SCHEDULE 4.16:
Contracts

None.

SCHEDULE 4.18:
Employees

None.

SCHEDULE 4.27:
Restrictions on Business Activities

None.

SCHEDULE 4.28:
Interested Party Transactions

None.